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                                                                    EXHIBIT 12.1


                              AVONDALE INCORPORATED
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)


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
                                                                   Fiscal Year Ended
                                               1998          1999          2000          2001          2002
                                              ------        ------        ------        ------        ------
Fixed Charges:
   Interest expense                           $ 23.3        $ 23.0        $ 20.2        $ 20.4        $ 18.4
   Discount and expenses on sale of
      accounts receivable                        7.3           5.6           5.6           4.9           1.1
   Amortization of debt issuance costs           1.1           1.1           1.1           1.0           0.7
                                              ------        ------        ------        ------        ------
     Fixed Charges                            $ 31.7        $ 29.7        $ 26.9        $ 26.3        $ 20.2
                                              ======        ======        ======        ======        ======

Earnings
   Pretax income before
      extraordinary item                      $ 55.4        $ 16.3        $ 51.6        $  1.8        $ (0.4)
   Fixed charges                                31.7          29.7          26.9          26.3          20.2
                                              ------        ------        ------        ------        ------
     Earnings                                 $ 87.1        $ 46.0        $ 78.5        $ 28.1        $ 19.8
                                              ======        ======        ======        ======        ======

Ratio of Earnings to Fixed Charges               2.8x          1.5x          2.9x          1.1x          1.0x
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